Certain identified information has been excluded from this exhibit (indicated by “[***]”) because it is both not material and is the type that the registrant treats as private or confidential.

Exhibit 10.14

EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

This Distributorship Agreement (“Agreement”) is effective as of 23, February 2012, by and between Paltop Advanced Dental Solutions Ltd., a company organized and existing under the laws of Israel (“Manufacturer”), with its principal place of business at Hashita Str. 5, 30889 Industrial Park Caesarea, Israel and P. PAGRATIS & Co. E.E., > Trade of dental products, > 13, Analipseos str, GR-152.35, VRILISSIA, Athens, GREECE, VAT nr.: EL-998684531, TAX dept. of Chalandri, a company organized and existing under the laws of Greece, with its principal place of business at Athens, (“Distributor”).

WHEREAS	Manufacturer designs and manufactures dental implants; and

WHEREAS	Distributor desires to market certain Manufacturer products in the Territory (as defined herein); and

WHEREAS	Distributor has thoroughly evaluated the Products (as defined herein) and found them suitable for the purpose of distributing such Products in the Territory; and

WHEREAS	Distributor represents and warrants that it has the appropriate organizational ability and the appropriate manpower to distribute the Products in the Territory, and that it is not working on behalf of any undisclosed persons with respect to matters covered by this Agreement; and

WHEREAS	Manufacturer agrees to appoint Distributor as its exclusive Distributor in the Territory, and Distributor accepts such appointment, all subject to the terms and conditions herein.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	General

1.1	The preamble to this Agreement and the exhibits attached hereto shall constitute an integral part of the Agreement.

1.2

The relationship hereby established is solely that of a buyer and seller, and Distributor is in no way the legal representative or agent of Manufacturer. Distributor shall have no authority, whether express or implied, and may not assume any obligation of any kind, expressed or implied, on behalf of Manufacturer.

1.3

Distributor agrees that, with respect to all matters relating to this Agreement, Distributor shall be deemed to be an independent contractor, and shall bear all of its own expenses in connection with this Agreement. The Distributor will indemnify Manufacturer and hold it harmless from and against any and all costs, claims, damages or liabilities which Manufacturer may suffer or incur as a result of the breach of the Distributor’s obligations, or incur as a result of the Distribution of Manufacturer’s Products by Distributor, whether in accordance with this Agreement or otherwise and whether by negligence or default of Distributor or otherwise.

1.4	Distributor shall not issue or cause to be issued any letters or documents in the name of Manufacturer, but rather shall use its own name for such purposes.

1.5	The “Territory” shall be the geographical area now known as the country of Greece and the country of Cyprus.

2.	Products and Prices

2.1

This Agreement applies only to those of Manufacturer products listed in Exhibit A attached hereto (“Products”), and which constitutes, as amended, an integral part of this Agreement (“List”). The Distributor will have the same product range as other Distributors of the Manufacturer products.

2.2	Manufacturer, at its sole discretion, may add Products to the List or withdraw Products from the List by giving sixty (60) days’ written notice to Distributor.

2.3

Distributor will purchase the Products from Manufacturer as per the prices detailed in Exhibit “B” attached hereto, which may be amended from time to time. At the end of each year, the Manufacturer and Distributor will review the market conditions and make any necessary pricing adjustments.

2.4

Manufacturer reserves the absolute right to modify the price of any or all of its Products, and especially should prices of any Products manufactured by other companies be modified, by giving sixty (60) days prior written notice to Distributor.

2.4.1

Any change in the price of Products shall not affect the price of products for the sale of which a valid order from Distributor has been accepted by Manufacturer pursuant to Article 4 herein, at the time of the said notice.

2.4.2

Orders placed by Distributor which were accepted by Manufacturer pursuant to Article 4 herein, no later than ninety (90) days following the notice of a price change shall be supplied at the prices in effect prior to the said notice.

2.5

Manufacturer will sell the Products to Distributor on an Ex-works basis for orders below the amount of EUR 1.000,—, Orders above will be shipped on Manufacturers expense within 48 hours, except when specifically otherwise agreed in writing by Manufacturer. Manufacturer shall have a security interest in any and all Products for which Manufacturer has not received payment in full, until such payment has been received in full.

2.6

Distributor has the right to return purchased products which weren’t unpacked from their original packaging to the Manufacturer. The Distributor will pay the delivery fees of the return. The Manufacturer will credit the Distributor for 50% of the original amount paid by the Distributor.

3.	Orders of the Products

3.1

Each sale of Product(s) shall be conditional on the submission by Distributor to Manufacturer of a written order. Manufacturer may accept or refuse any order, in whole or in part, at its sole discretion. No order shall be binding on Manufacturer until such order has been accepted by Manufacturer in writing.

3.2

During the term of this Agreement, Distributor hereby undertakes to purchase Products from Manufacturer for a total amount of no less than 300 Implants in the calendar year 2012 and 500 Implants in the calendar year 2013 (the “Yearly Minimum Purchase”). All upcoming years will be agreed at least 3 month prior to year end.

4.	Payments

4.1

Distributor shall pay Manufacturer in full for each order by a wire transfer within 120 days from the invoice date. Manufacturer, at its sole discretion, may accept any other mode of payment. Such acceptance on one or more occasions shall not constitute a waiver of Manufacturer’s rights with respect to future payments.

4.2

It is agreed that the Distributors maximum account balance would not accede the amount of [***] In case the Distributor will input additional orders he will have to forward payments to the Manufacturer before their due dates in order not to accede this maximum amount.

4.3

To ensure the distributers payments, the distributer will give a check in the amount of [***] with no due date. The Manufacturer will deposit this check only if the Distributer fails to meet the agreed payments to the Manufacturer. In that case if the total balance of the Distributor was less than [***] the Manufacturer will pay back the difference to the distributer.

4.4

Distributor hereby agrees that, in making any and all payments to Manufacturer under the terms of this Agreement, no deductions for warranty or any other claims against Manufacturer shall be made, unless Distributor receives from Manufacturer prior written approval of the validity of such claim.

4.5

It is understood by the Parties hereto that the ability of Distributor to make the payments contemplated hereunder and the timely payments, are the essence of this Agreement and in the event that Distributor is unable to make the payments in accordance with the terms and conditions of this Agreement, for any reason or cause, including (without limitation) by virtue of any regulation or order of any government authority, Manufacturer may elect to terminate this Agreement as provided in Clause 8 herein.

5.	Marketing expenses reimbursement

5.1	The distributer is entitled to a marketing expenses reimbursement budget in the amount of [***]

5.2	This reimbursement budget will be used upon an agreed marketing plan.

5.3	[***]

6.	Distributor’s Undertakings

In addition to any other undertakings and commitments in this Agreement, Distributor agrees and undertakes to:

6.1

Use its best efforts to solicit purchases and increase the sales of the Products. Without derogating from the generality of the above, Distributor shall, at its own expense, establish a fully-trained, adequate and competent sales team and carry out demonstrations of the Products reasonably requested by prospective customers.

6.2	At all times, keep and maintain one month’s worth of inventory of the Products.

6.3

Advertise and publicize the Products, provided, however, that Manufacture reserves the right to approve any and all advertising or promotion of the Products. Manufacturer will supply to Distributor, in such quantities as Distributor may reasonably request, catalogues of the Products which may have previously been prepared by Manufacturer. Distributor will pay a price to be mutually agreed between the Manufacturer and the Distributor for such catalogues.

6.4	Distributor shall render to Manufacturer a yearly sales forecast. The sales forecast shall be submitted biannually, 30 (thirty) days prior to the beginning of each half year of this Agreement.

6.5

In order of meeting the medical products standards and regulations, the Distributor will keep and maintain true and accurate records of all transactions involving Products, including inventory, purchases, sales and promotion expenditures which records shall be available to Manufacturer for inspection in case he is requested to by regulatory demands.

6.6

Comply with all governmental laws, regulations and practices with respect to the conduct of Distributor’s business and act consistently with the highest standards of fair trade, fair competition and business ethics.

6.7

Make every reasonable effort to obtain and/or maintain on Manufacturer’s behalf and to the extent permitted in Manufacturer’s name, any necessary registration of the Products with the appropriate agencies of the Government(s) of the Territory and such other governmental licenses, permissions or registrations as may be required from time to time in order to import and sell the Products in the Territory. Upon termination of this Agreement for any reason, Distributor shall take such action, execute such assignments or consents and otherwise do such things as may be reasonably necessary or convenient to permit or facilitate the importation and sale of the Products in the Territory by Manufacturer or any third party designated by Manufacturer. Distributor shall act as provided for in this section promptly, diligently, in full cooperation and in good faith. The existence of any dispute between Manufacturer and Distributor shall not relieve Distributor of its obligation to act as provided for herein.

6.8

Keep confidential and not at any time during the continuance of this Agreement or thereafter disclose to any person or persons any trade secret, manufacturing process or any other confidential information concerning the business or affairs of Manufacturer or an affiliate of Manufacturer or any of its or their dealings or transactions which may have come to its knowledge or its knowledge or is otherwise acquired by it.

6.9	Not make any representation or give any warranty relating to or in connection with the products, except as specifically authorized in writing by Manufacturer.

6.10	Keep records, in accordance with Manufacturer’s forms and procedures, of all customer complaints. Distributor shall report to Manufacturer within a reasonable time of any and all customer complaints.

6.11	Sell only those Products which to continue to conform to the specifications and quality control procedures and have been stored according to proper warehousing practices.

6.12	Refrain from promoting and/or holding and/or selling and/or offering for sale and/or servicing products, whether new or used, which are, or may be considered to be, competitive to the Products.

The obligation described in this section shall apply to Distributor and to any company or individual (i) owning an equity interest in Distributor or (ii) in which Distributor or a person owning an equity interest owns any equity interest, and shall remain in effect during the term of this Agreement.

For the purposes of this subsection 6.12, the expression “equity interest” shall refer to an entity which either directly or indirectly has at least a 10% interest in the Distributor.

6.13

Distributor represents and warrants that neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or constitute a default under any agreement or instrument to which Distributor is a part or by which its property may be affected. Distributor further represents and warrants that it has the corporate power to enter into and carry out its obligations under this Agreement. This Agreement has been duly authorized by Distributor and, when executed, will be a valid and binding obligation of Distributor.

7.	Service and Warranty

7.1

Distributor shall be responsible for all installation, training and service to customers in the Territory. Distributor undertakes to provide, at its own cost, such installation, training and service as may be necessary, at the highest possible standards. Without derogating from the generality of the above, Distributor agrees that all support, maintenance and training obligations contained in any trial agreement or maintenance agreement shall be the sole responsibility of Distributor and performed at Distributor’s own cost.

7.2

Manufacturer does not warrant that the functions contained in the Manufacturer’s Products will meet the requirements of end-users or that the operation of Manufacturer’s Products will be uninterrupted or error free.

7.3

Manufacturer warrants that the Products, only if used, installed and maintained according to Manufacturer’s instructions, shall be free from defects in material and/or workmanship. The warranty shall remain in force for a period of 1 (one) year after delivery of the Products by Distributor to end-customers.

8.	Term and Termination of Agreement

8.1

The initial term of the Agreement is 5 years commencing on the date first written above. Thereafter, the Agreement shall automatically be renewed for one year periods, unless either Party gives notice of termination at least 60 days prior to the end of the relevant calendar year.

8.2	Notwithstanding Article 8.1 above, this Agreement can be terminated at any time, by a written notice, without liability or judicial intervention, in the event of any of the following:

8.2.1	a delay of more than thirty (30) days in the payment of any amount owed under this Agreement;

8.2.2	a breach of any material provision hereof, which, if curable, is not corrected within thirty (30) days from the date a written notice to cure has been received by the breaching Party;

8.2.3

if a Party becomes insolvent, is declared bankrupt, or enters into any composition or arrangement with its creditors or enters into receivership, dissolution or liquidation except for the purposes of amalgamation or reconstruction; or

8.2.4	if Distributor fails to meet either the Yearly Minimum Purchase or a quarterly minimum purchase, as provided herein.

9.	Assignment

9.1	Distributor may not assign this Agreement, in whole or in part, without the prior written consent of Manufacturer.

9.2

Distributor may appoint, at its own risk and expense, sub-Distributors for the sale of the Products; provided, however, that such sub-Distributors sign a copy of this Agreement and undertake to be bound by all of Distributor’s undertaking and commitments hereunder. Notwithstanding such signature, Distributor shall not be discharged from any of its obligations herein and shall remain responsible therefore, and Manufacturer shall have no responsibility, liability or duties towards such sub-Distributor.

10.	Copyright Patents, Trademarks, Trade Names

10.1

Distributor hereby acknowledges Manufacturer’s exclusive right, title and interest in and to any and all trademarks and trade names (hereinafter such trademarks and trade names shall be collectively referred to as the “Trademarks”), patents (“Patents”) and copyrights (“Copyrights”) which Manufacturer may have at any time adopted, used, registered or caused to be issued at any location and under the laws of any jurisdiction, and Distributor agrees that it shall not do, or cause to be done, any acts or omissions contesting or in any way impairing or tending to impair any portion of Manufacturer’s right, title and interest in and to the Trademarks, Patents and Copyrights.

10.2

Distributor further acknowledges that, in connection with any reference to the Trademarks, Patents and Copyrights, Distributor shall not in any manner represent that it possesses any ownership interest in the Trademarks, Patents and Copyrights or the registration thereof, nor shall any action taken by Distributor or on Distributor’s behalf create in Distributor’s favor, or in any third party’s favor, any right, title or interest in and to the Trademarks, Patents and Copyrights. Distributor agrees to give due prominence to the fact that the Trademarks, Patents and Copyrights are the property of Manufacturer and in the event that Distributor refers to the Trademarks, Patents and Copyrights in advertising, promoting or in any other manner so as to identify the Products, Distributor shall clearly indicate Manufacturer’s ownership of the Trademarks, Patents and Copyrights.

10.3

Distributor acknowledges the validity of the Copyrights in any and all written material and/or packaging to which Manufacturer has a claim for copyright protection. Additionally, Distributor recognizes Manufacturer’s exclusive right to own and to seek copyright protection for and/or the registration of copyright of any translation of any and all sales literature, promotional or descriptive material furnished to Distributor by Manufacturer.

10.4	Distributor acknowledges the validity of the Patents in the Products and in any and all other products or items which have been patented by or on behalf of Manufacturer.

10.5

Distributor agrees to render to Manufacturer any and all assistance requested of it by Manufacturer in connection with the protection of the Trademarks, Patents and/or Copyrights, whether such protection is sought in and before any courts, administrative agencies or other such tribunals, and to make promptly available to Manufacturer the Distributor’s representatives, employees, officers, directors, attorneys, agents and sub-Distributors, any files, records, and any other information it possesses or to which it has access which may be of use or may be valid to Manufacturer in such connection.

10.6

Distributor agrees that at no time during the term of this Agreement, nor at any time after this Agreement’s expiration or termination, shall Distributor adopt, register or use in any manner whatsoever, without Manufacturer’s prior written consent, any word, symbol or combination thereof, which in any way imitates, resembles or is similar to the Trademarks nor shall Distributor in any manner whatsoever infringe the Patents and/or violate the Copyrights.

10.7

Distributor agrees that it will in no way alter, deface, remove, cover up or mutilate in any manner whatsoever, any trademark, serial or model number, the word “patent” and/or the patent number, copyright symbol, brand or name which Manufacturer may attach or affix or make a part of the Products.

10.8

Manufacturer shall be at liberty to supply the Products to the Distributor under any name, mark or trademark or get-up device as it may from time to time in its sole discretion determine and Distributor shall be obliged to sell the Products to its customers under such name, mark, trademark or get-up device and shall not alter the presentation of the Products without Manufacturer’s prior written consent.

10.9	Distributor will not make, nor allow any third parties to make, any changes or modifications to any Products without Manufacturer’s prior written consent.

11.	Miscellaneous

11.1

All notices required or permitted to be given under this Agreement or other communications relating to this Agreement shall be given by registered air mail, return receipt requested, from either of the parties, shall be deemed received within one (1) week from the date it was sent, at the addresses as provided herein, or by facsimile which shall be deemed received within one (1) working day from the day on which it was sent to the facsimile number as provided herein.

If to Manufacturer - at

Hashita Str. 5, 30889 Industrial Park Caesarea, Israel

Facsimile: +972-4-6275363

If to Distributor - at

13, Analipseos str., GR 152.35 Vrilissia, Atens, Greece

Facsimile: +30 210 80 30 383

11.2

This Agreement represents the entire agreement between the Parties hereto and cancels and supersedes all distribution agreements and understandings, whether oral or written, existing at any time and made with Distributor by Manufacturer or any of its affiliates. It is understood and agreed that Distributor does not have any claims against Manufacturer, any of its affiliates or any third party due to the termination of any former agreements and/or understandings relating to the Products.

12.	Mediation

In case of a dispute or claim which is not solved directly by the parties, both parties agree to appoint Dr. Valavanis Kostantinos as a mediator to help them solve the dispute before addressing it to court.

13.	Applicable Law and Jurisdiction

This Agreement shall be governed by and interpreted under the laws of the State of Israel. The courts of Tel-Aviv, will have sole and exclusive jurisdiction over any dispute or any claim arising out of this Agreement.

IN WITNESS WHEREOF THE PARTIES HAVE DULY EXECUTED, SEALED AND DELIVERED THIS AGREEMENT THIS 23rd DAY OF FEBRUARY, 2012

PALTOP Advanced Dental Solutions Ltd.

By: Sam Topaz	By: Panos Pagratis

Title: CEO PALTOP Advanced Dental Solutions Ltd.	Title: Managing Director P. PAGRATIS Co EE

Date:	Date: 23/02/2012

By: Christian Müller-Wittig

Title: Europe Manager

Date: 22, February 2012

ADDENDUM TO DISTRIBUTION AGREEMENT

THIS ADDENDUM TO DISTRIBUTION AGREEMENT dated February 23, 2012, by and between Paltop Advanced Dental Solutions Ltd. (the “Company”), an Israeli private company, and P. Pagratis & Co. E.E., a Greek private company (the “Distributor” and together with the Company, the “Parties”) is entered into as of this 17 day of APRIL, 2019 (the “Effective Date”) (this “Addendum”).

WITNESSETH:

WHEREAS the Parties entered into an Exclusive Distribution Agreement dated February 23, 2012, as was amended on July 1, 2014, on October 20, 2015 and March 26, 2018 (the agreement and its amendments, collectively, the “Agreement”); and

WHEREAS the Parties wish to amend certain terms of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

1.	Unless otherwise defined herein, capitalized terms used in this Addendum shall have the meaning ascribed to them in the Agreement.

2.

Following the merger of the Company with Keystone dental, in addition to the exclusive distribution rights of Paltop products, the distributer is granted with the exclusive distribution rights for Keystone dental products as well. These exclusive distribution rights are subject to the same terms and conditions set forth in the distribution agreement.

3.	The exclusive distribution rights in Greece and Cyprus are not subject to any minimum purchases of Keystone dental products by the distributor.
4.	It is agreed that 2019 “Yearly Minimum Purchases” shall be at least 50% of the actual 2018 purchases of the distributor.

5.	The remaining terms of the Agreement shall remain unchanged.

6.

This Addendum may be executed in any number of counterparts, including via facsimile and/or scanned copy sent by email, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have signed this Addendum as of the date first hereinabove set forth.

Paltop Advanced Dental Solutions Ltd.		P. Pagratis & Co. E.E.

Name:	Tal Topaz	Name:	PANAGIOTIS PAGRATIS
Signature:		Signature: